Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CITIGROUP EMERGING CTA PORTFOLIO L.P.

UNDER SECTION 121-201 OF

THE REVISED LIMITED PARTNERSHIP ACT

THE UNDERSIGNED, for the purpose of forming a limited partnership pursuant to Section 121-201 of the Revised Limited Partnership Act of New York, does hereby certify:

1. The name of the limited partnership is as follows:

Citigroup Emerging CTA Portfolio L.P.

2. The county within this state, in which the office of the limited partnership is to be located is:

New York.

3. The Secretary of State of the State of New York is hereby designated the agent of the limited partnership upon whom process served against the limited partnership may be served. The post office address within or without New York State to which the Secretary will mail a copy of any process against the limited partnership served upon him is:

Citigroup Managed Futures LLC

399 Park Avenue - 7th floor

New York, New York 10022

Attention: David J. Vogel

4. CT Corporation System, having a business address at 111 Eighth Avenue, 13th Floor, New York, New York 10011, is hereby designated pursuant to section 121-105 of the Revised Limited Partnership Act of New York, the registered agent of the limited partnership upon whom process against the limited partnership may be served.

5. The name and business or residence address of each general partner is as follows:

Citigroup Managed Futures LLC

399 Park Avenue - 7th floor

New York, New York 10022

6. The latest date upon which the limited partnership is to dissolve is:

December 31, 2023

7. Additional information determined by the general partner to be included:

None.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 30th day of June 2003, and affirms that the statements contained herein are true under penalty of perjury.

General Partner

Citigroup Managed Futures LLC
By:	/s/ David J. Vogel
David J. Vogel
Authorized Person